Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated March 29, 1999 (except with respect to the matter discussed in Note 18, as to which the date is July 7, 1999) and to all references to our Firm incorporated by reference in or made a part of this registration statement on Form S-3. Our report dated March 29, 1999 included in American Mobile Satellite Corporation's Form 10-K for the year ended December 31, 1998 is no longer appropriate since restated financial statements have been presented giving effect to a business combination.

/s/  ARTHUR ANDERSEN LLP
Washington, D.C.
August 2, 1999